Exhibit 99.1

For Immediate Release

BUILDING MATERIALS HOLDING CORPORATION ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

SAN FRANCISCO (February 24, 2004) – Building Materials Holding Corporation (Nasdaq: BMHC), a leading provider of building products and construction services to professional builders and contractors, today reported consolidated sales for the fourth quarter of 2003 of $420.1 million, up 41.5% from $296.9 million in the fourth quarter of 2002.  Sales for the year ended December 31, 2003 increased 21.8% to $1.4 billion compared to $1.2 billion in 2002.  The increase in sales for the fourth quarter was primarily due to inflation in commodity wood product prices as well as WBC Construction ($52.8 million), which was acquired in the first quarter of 2003 and not consolidated until August 2003.  The increase in sales for the year was primarily attributable to WBC Construction ($83.8 million), KBI Norcal ($70.3 million), which was acquired in July of 2002, and inflation in commodity wood product prices.

Net income for the fourth quarter of 2003 was $5.8 million or $0.43 per diluted share, compared with net income of $1.0 million or $0.08 per diluted share for the fourth quarter of 2002.  Excluding charges for impairment of goodwill and intangible assets in the comparable periods, net income for the fourth quarter was $6.3 million or $0.47 per diluted share, compared to net income of $5.2 million or $0.39 per diluted share for the fourth quarter of 2002.  The improvement in net income was due to increased sales and operating efficiencies.  Net income was impacted by lower gross margins resulting from rapid increases in commodity wood product prices, which limited BMHC’s ability to pass along increased prices due to existing customer sales commitments and the competitive environment.  Net income also reflects an operating loss at WBC Construction resulting from rapid growth at lower gross margins.

For the full year, net income was $19.9 million or $1.48 per diluted share, compared to $7.0 million or $0.53 per diluted share for 2002.  Excluding the charge in 2002 of $11.6 million, or $0.88 cents per diluted share, for the change in accounting principle for goodwill and intangible assets as well as related fourth quarter impairment charges in both years, 2003 net income was $20.4 million, or $1.52 per diluted share, compared to 2002 net income of $22.8 million or $1.72 per diluted share.  The decrease was primarily due to lower gross margins resulting from BMHC’s limited ability to pass on higher commodity wood product prices because of existing sales commitments, competitive pressures, and new acquisitions with lower margins relative to comparable business operations.  This was partially offset by improved selling, general and administrative expenses as a percentage of sales.

Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, “Throughout 2003, we remained committed to our strategy of increasing construction services, expanding into attractive markets and broadening our services at existing locations.  In the past year we successfully entered markets in Florida, Virginia, Maryland and Delaware, and completed the integration of lumber and truss operations at KBI Norcal.  As demonstrated by our improved fourth quarter sales, we are expanding construction services and enhancing relationships with production homebuilders.

“With construction services becoming an increasing portion of our overall operations in the last year, we analyzed the needs of the Company and its two core operations – BMC West and BMC Construction – and completed new management appointments for each.  In line with these changes, we are reporting financial results by segment.  Under the direction of this management structure, we expect to improve our operations and enhance relationships with both production and custom homebuilders.  We are in a solid position to capitalize on continued strength in the housing industry.”

The BMC West business segment sells both building products and construction services while BMC Construction provides only construction services.  For financial reporting purposes, construction services on the consolidated statement of earnings includes construction services from both BMC West and BMC Construction segments.  A reconciliation of sales and operating income by segment is provided in a supplemental table at the end of this release.

BMC West

The following information provides sales and operating income for the BMC West business segment:

	(in millions)
	Fourth Quarter		Full Year
	2003	2002	2003	2002
Sales:
Building products	$246.0	$208.0	$917.5	$868.4
Construction services	25.8	18.3	89.9	73.4
	271.8	226.3	1,007.4	941.8

Operating income	$13.8	$5.4	$52.1	$47.5

Fourth quarter 2003 sales increased 20.1% to $271.8 million compared to $226.3 million in the same period a year ago.  For the year, sales increased 7.0% to $1.0 billion compared to $941.8 million in the prior year.  Higher sales for the quarter and year were a result of inflation in commodity wood product prices during the second half of the year.

Operating income increased to $13.8 million for the fourth quarter of 2003 from $5.4 million in the same quarter of 2002.  Excluding the 2002 fourth quarter charge for impairment of goodwill and intangible assets of $6.7 million, 2003 operating income increased 13.9% to $13.8 million compared to $12.1 million in 2002.  The increase reflects improved management of operating expenses, partially offset by lower gross margins as a percentage of sales resulting from the Company’s limited ability to pass along commodity wood product price increases.

For the year, operating income increased to $52.1 million compared to $47.5 million in the same period of 2002.  Excluding the 2002 fourth quarter charge for impairment of goodwill and intangible assets of $6.7 million, 2003 operating income decreased 3.9% to $52.1 million from $54.2 million in 2002.  The decrease was the result of lower gross margins relative to sales, partially offset by improved management of operating expenses.

BMC Construction

The following information provides sales and operating income for the BMC Construction business segment:

	(in millions)
	Fourth Quarter		Full Year
	2003	2002	2003	2002

Sales of construction services	$148.7	$71.0	$408.9	$220.5

Operating income	$4.4	$4.3	$18.6	$20.6

Fourth quarter 2003 sales increased 109.5% to $148.7 million compared to $71.0 million in the same period a year ago.  For the year, sales increased 85.5% to $408.9 million compared to $220.5 million in the prior year.  The sales increase for the quarter was primarily due to WBC Construction ($52.8 million), which was acquired in the first quarter of 2003 and not consolidated until August 2003.  For the year, higher sales were mainly a result of WBC Construction ($83.8 million) and KBI Norcal ($70.3 million), which was acquired in July of 2002.

Operating income for the fourth quarter increased 3.1% to $4.4 million from $4.3 million in the same quarter of 2002.  The increase was mainly due to improvements in operating efficiencies at KBI Norcal, offset by a $0.8 million impairment of goodwill and intangible asset charge at KBI and an operating loss at WBC Construction primarily attributable to the rapid growth of new construction projects at lower gross margins, as well as higher commodity prices the Company was not able to pass along to customers.

For the year, operating income decreased 9.5% to $18.6 million compared to $20.6 million in the same period for 2002.  Operating income in 2003 reflects a decline attributable to competitive pressure on gross margins relative to sales mitigated in part by improvements in operating expenses as a percentage of sales and the charge for impairment of goodwill and intangible assets at KBI.

Non-GAAP Financial Measures

The Company has used non-GAAP financial measures, which exclude the onetime charge in 2002 for the change in accounting principle for goodwill and intangible assets as well as fourth quarter charges for impairment of goodwill and intangible assets in both years, in analyzing financial results because they provide meaningful information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results.  The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.  Wherever non-GAAP financial measures have been included in this press release, the Company has reconciled them in the tables below to their GAAP counterparts. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  The following tables reconcile the non-GAAP financial measures used with GAAP:

Adjustments to Net Income

(amounts in thousands, except per share data)

	4th Quarter		Full Year
	2003	2002	2003	2002
Net income	$5,778	$1,046	$19,929	$7,015
Impairment of goodwill and intangible assets, net of tax	505	4,119	505	4,119
Charge for change in accounting principle, net of tax				11,650
Adjusted net income	$6,283	$5,165	$20,434	$22,784

Adjusted net income per diluted share	$0.47	$0.39	$1.52	$1.72

Teleconference and Webcast

BMHC will host a conference call and audio webcast today at 8:30 a.m. Pacific Time to discuss its financial results for the fourth quarter and year ended December 31, 2003.  The conference call can be accessed by dialing 877-223-0437 (Domestic), or 706-643-0552 (International).  A replay will be available through March 2, 2004 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International).  The required passcode for the replay is 1484280. The live conference call and replay can also be accessed via audio web cast at BMHC’s website at www.bmhc.com or www.videonewswire.com/BMHC.  The archive of the webcast will be available for 90 days following the conclusion of the call.

About BMHC

Building Materials Holding Corporation is one of the largest residential construction services companies in the United States.  The Company specializes in providing construction and installation services, component manufacturing and high-quality building materials to residential builders and contractors across the nation.  Keys to BMHC’s growth strategy are increasing construction services to residential production homebuilders and entry into selective geographic markets.

Business Risks and Forward-Looking Statements

Certain statements made in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BMHC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks or uncertainties may include, but are not limited to, changes in costs of materials sold; changes in selling prices; competition within the construction services and building materials industry; changes in economic conditions and interest rates; integration of acquired businesses; increases in costs of raw materials and labor; retention of key management personnel; consumer confidence; household and job formation; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.  These risks and uncertainties are discussed in detail in Building Materials Holding Corporation’s Form 10-K.  Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. BMHC disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release.

CONTACT:	Ellis Goebel

Senior Vice President, Finance
(415) 627-9100

(Tables Follow)

BUILDING MATERIALS HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS

(amounts in thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Sales
Building products	$245,518	$207,568	$916,256	$867,623
Construction services	174,570	89,333	498,815	293,871
Total net sales	420,088	296,901	1,415,071	1,161,494
Costs and operating expenses
Cost of goods sold
Building products	186,076	154,461	687,769	639,713
Construction services	157,630	74,361	437,493	243,364
Impairment of goodwill and intangible assets	829	6,698	829	6,698
Selling, general and administrative expense	64,561	58,840	250,319	233,328
Total costs and operating expenses	409,096	294,360	1,376,410	1,123,103

Income from operations	10,992	2,541	38,661	38,391

Other income (expense), net	1,394	172	1,768	730
Interest expense	2,452	2,222	9,279	9,812
Income before income taxes, minority interest, equity earnings in an unconsolidated company and change in accounting principle	9,934	491	31,150	29,309
Income taxes (benefit)	3,299	(159)	11,402	10,871
Minority interest (loss)	857	(396)	1,250	(227)
Equity in earnings of an unconsolidated Company, net of tax			1,431
Income before change in accounting principle	5,778	1,046	19,929	18,665
Change in accounting principle, net of tax Benefit of $6,286				(11,650)
Net income	$5,778	$1,046	$19,929	$7,015

Income before change in accounting principle per common share:
Basic	$0.43	$0.08	$1.50	$1.43
Diluted	$0.43	$0.08	$1.48	$1.41
Change in accounting principle per share:
Basic	$0.00	$0.00	$0.00	$(0.89)
Diluted	$0.00	$0.00	$0.00	$(0.88)
Net income per common share:
Basic	$0.43	$0.08	$1.50	$0.54
Diluted	$0.43	$0.08	$1.48	$0.53
Weighted average number of common shares:
Basic	13,327	13,136	13,279	13,086
Diluted	13,496	13,275	13,441	13,263

BUILDING MATERIALS HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Cash	$19,506	$9,217
Receivables, net	187,790	132,757
Inventory	111,146	89,828
Costs in excess of billings	8,625	3,920
Deferred income taxes	8,629	5,302
Prepaid expenses and other current assets	5,243	7,456

Total current assets	340,939	248,480

Property and equipment, net	165,400	178,137
Goodwill	72,745	52,111
Other intangibles, net	12,017	12,950
Deferred income taxes		529
Deferred loan costs	2,406	2,732
Other long-term assets	10,692	8,135

Total assets	$604,199	$503,074

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Billings in excess of costs	$12,069	$3,927
Accounts payable and accrued expenses	109,067	74,061

Total current liabilities	121,136	77,988

Long-term debt	189,678	157,375
Deferred income taxes	5,354
Other long-term liabilities	13,276	11,428

Total liabilities	329,444	246,791

Minority interest	3,745	4,983

Shareholders’ equity:

Common stock, $0.001 par value, 20,000,000 shares authorized; 13,333,711 and 13,135,562 shares issued and outstanding, respectively	13	13
Additional paid-in capital	115,282	112,709
Retained earnings	155,715	138,578

Total shareholders’ equity	271,010	251,300

Total liabilities, minority interest and shareholders’ equity	$604,199	$503,074

BUILDING MATERIALS HOLDING CORPORATION

SEGMENT INFORMATION

(amounts in thousands)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
Sales
BMC West	$271,776	$226,335	$1,007,373	$941,845

BMC Construction	148,736	70,994	408,929	220,472

Intersegment eliminations	(424)	(428)	(1,231)	(823)

	$420,088	$296,901	$1,415,071	$1,161,494

Operating Income
BMC West	$13,831	$5,444	$52,147	$47,541

BMC Construction	4,389	4,257	18,639	20,593

Corporate and other	(7,228)	(7,160)	(32,125)	(29,743)

	$10,992	$2,541	$38,661	$38,391